Exhibit 10.3

JER Investors Trust Inc.

1650 Tysons Boulevard, Suite 1600

McLean, Virginia 22102

May 29, 2009

Kodiak CDO II, Ltd.

c/o Kodiak CDO Management, LLC

2107 Wilson Boulevard, Suite 400

Arlington, VA 22201

Ladies and Gentlemen:

Reference is made to that certain Exchange Agreement by and among JER Investors Trust Inc., a Maryland corporation (the “Company”), Taberna Preferred Funding IX, Ltd. and Kodiak CDO II, Ltd. (“Kodiak”), and acknowledged and agreed to by EJF Distressed Master Fund II, LP (“EJF”), dated as of May 29, 2009 (the “Exchange Agreement”), providing for inter alia the exchange by the Company with Kodiak of $28,125,000 aggregate liquidation amount of preferred securities of JERIT TS Statutory Trust I, a Delaware statutory trust, owned by Kodiak for $35,157,000 aggregate principal amount of Junior Subordinated Notes (the “New Notes”) due 2037 (the “Exchange”).

A. The Company hereby agrees that on or about the date hereof it will (i) pay to Kodiak an amount of $140,625 (the “Cash Reimbursement”), and (ii) issue to Kodiak 238,347 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), as reimbursement of certain third party costs for (a) outside legal counsel and (b) financial advisory and/or due diligence services (together, “Third Party Costs”) incurred or to be incurred by Kodiak in connection with the Exchange and related transactions.

B. Kodiak acknowledges that upon receipt of the Cash Reimbursement and the issuance of the Shares the Company will have satisfied all Third Party Costs owed to it whatsoever in connection with the Exchange and related transactions, and Kodiak agrees that neither it nor any of its affiliates will seek additional reimbursement. Kodiak agrees that if the aggregate value of Third Party Costs incurred by Kodiak through June 12, 2009:

•	is greater than the amount of the Cash Reimbursement, Kodiak shall be entitled to keep the Cash Reimbursement in full; or

•

is less than the amount of the Cash Reimbursement, Kodiak covenants to purchase from the Company, and the Company covenants to sell to Kodiak on June 19, 2009 (or such other date agreed by the Company and Kodiak), a number of shares of Common Stock (valued at $0.59 per share) equal to the difference between (x) the amount of the Cash Reimbursement and (y) the greater of $100,000 and the amount of Third Party Costs actually incurred by Kodiak through such date.

C. Kodiak represents and warrants to, and agrees with, the Company as follows:

1) It is aware that the Shares have not been and will not be registered under the Securities Act of 1933 (the “Securities Act”); that the Shares may not be offered or sold within the United States or to “U.S. persons” (as defined in Regulation S under the Securities Act) unless registered with the Securities and Exchange Commission (the “Commission”), except in accordance with Rule 903 of Regulation S (“Regulation S”) under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; and that the Shares will bear a restrictive legend.

2) It is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D (“Regulation D”) under the Securities Act, and was not organized for the purpose of acquiring any of the Shares.

3) It has not engaged any broker, finder or other entity acting under the authority of it or any of its affiliates that is entitled to any broker’s commission or other fee in connection with the issuance of the Shares pursuant hereto for which the Company or any of its affiliates could be responsible.

4) It understands and acknowledges that (i) it is purchasing the Shares for its own account, for investment and not with a view to, or for offer or sale in connection with, any fractionalization, division or distribution thereof in violation of the Securities Act or other applicable securities laws, subject to any requirement of law that the disposition of its property be at all times within its control and subject to its ability to resell such Shares pursuant to an effective registration statement under the Securities Act or pursuant to an exemption therefrom or in a transaction not subject thereto, and it agrees to the legends and transfer restrictions applicable to the Shares contained or to be contained in the stock certificate or certificates evidencing the Shares, and (ii) it has had the opportunity to ask questions of, and receive answers and request additional information from, the Company and is aware that it may be required to bear the economic risk of an investment in the Shares. It has not received and is not relying on any representations of the Company other than as set forth herein, in the Exchange Agreement or in any of the Company’s public filings. It has not entered into any contract to sell, transfer or pledge to any person the Shares that it is acquiring.

5) It (i) is a sophisticated entity with respect to the acquisition of the Shares contemplated herein, (ii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent such transactions, and (iii) has independently and without reliance upon the Company or any of its affiliates, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into the Exchange Agreement, except that it has relied upon the Company’s express representations, warranties, covenants and agreements in this letter agreement, the Exchange Agreement and the other documents delivered by the Company to it in connection therewith. It acknowledges that the Company has not given it any investment advice or opinion on whether the transactions contemplated herein are prudent.

6) It understands that the issuance of the Shares contemplated herein will be made in reliance upon an exemption from registration under the Securities Act pursuant to Section 4(2) thereof.

D. The Company agrees with Kodiak as follows:

1) For a period of at least one year following the date of closing, the Company will remain subject to and comply with all reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the regulations thereunder, including without limitation, making and keeping public information available (as those terms are understood and defined in Rule 144(c) under the Securities Act) and filing with the Commission in a timely manner (taking into account all permitted grace periods) all reports and other documents required of the Company under Section 13 or 15(d) of the Exchange Act. During such one-year period the Company shall furnish to each holder of Shares forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act and the public information condition of Rule 144 (“Rule 144”) under the Securities Act.

2) At such time as any Shares are eligible for transfer under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 as to such Shares and without volume or manner-of-sale restrictions, the Company upon the request of any holder of such Shares shall cause any restrictive legend on the certificates evidencing such Shares to be removed at no cost to such holder. At such time as any Shares are eligible for transfer under Rule 144 subject to current public information requirements or volume or manner-of-sale restrictions, the Company upon the request of any purchaser of such Shares in a transaction meeting the applicable requirements of Rule 144 shall cause any restrictive legend on the certificates evidencing such Shares to be removed at no cost to such purchaser. The Company acknowledges and agrees that Kodiak will not, by virtue of its acquisition of the Shares pursuant to this letter agreement, become an “affiliate” of the Company for purposes of Rule 144; and the Company will not at any time following the Exchange take the position that Kodiak is such an “affiliate” of the Company for purposes of Rule 144 or any other rule or regulation of the Commission permitting sales of the Shares without registration, absent significant increase in the Control of Kodiak and its Affiliates over the Company or a change in applicable law.

3) Without acknowledging any conflict under Article VII of the Charter (as defined below), if at any time the Company determines that solely by virtue of (i) the 541,906 shares of Common Stock being acquired by EJF pursuant to the Exchange Agreement, and (ii) the Shares being acquired by Kodiak pursuant to this letter agreement (excluding any other shares of Capital Stock hereafter acquired, other than through stock split, stock dividend or similar capital transaction of the Company), that either EJF or Kodiak individually or, if applicable attribution rules of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder so require, both such entities in the aggregate Beneficially Own or Constructively Own shares of Common Stock in excess of the Aggregate Stock Ownership Limit under Article VII of the Company’s

Articles of Incorporation (as then in effect, the “Charter”), then the Company shall forthwith present to its Board of Directors, and use reasonable best efforts to obtain the approval of the Board of Directors for, the creation of an Excepted Holder Limit under the Charter for EJF and/or Kodiak, as the case may be, to the extent necessary to permit EJF and/or Kodiak to continue to own their respective shares of Common Stock specified in clauses (i) and (ii) above without the imposition of any penalties pursuant to Sections 7.2.1(b), 7.2.2 or 7.2.5 of the Charter. Kodiak hereby agrees to deliver reasonable and customary representations, warranties and covenants satisfactory to the Company preceding any such creation of an Excepted Holder Limit under the Charter for it. As used in this paragraph D(3), the terms “Beneficially Own,” “Capital Stock,” “Constructively Own,” “Aggregate Stock Ownership Limit” and “Excepted Holder Limit” have the respective meanings given to them in Article VII of the Charter. The foregoing rights of EJF and Kodiak shall not be transferable to any other party.

E. The Company represents and warrants as of the date hereof as follows:

1) The Company is and for the ninety (90) days immediately prior to the date hereof has been subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act and has filed all reports required thereunder, as applicable, during the twelve (12) months preceding the date hereof.

2) It has not engaged any broker, finder or other entity acting under the authority of it or any of its affiliates that is entitled to any broker’s commission or other fee in connection with the transaction for which Kodiak or any of its affiliates could be responsible.

3) Neither the Company nor any of its affiliates nor any person acting on its or their behalf, has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would cause the offering and issuance of the Shares hereunder to fail to meet the conditions in Rule 502(c) of Regulation D. Without limitation upon the generality of the foregoing, neither the Company nor any person acting on its behalf has taken any action, including any offering of any securities of the Company under circumstances which could require the integration under the Securities Act of such offering with the offering and issuance of the Shares hereunder, and thereby subject the Company to the registration requirements of the Securities Act.

4) Neither the Company nor any of its Affiliates, nor any person acting on its or its behalf, has engaged, or will engage, in any “directed selling efforts” within the meaning of Regulation S with respect to the Shares.

5) It (i) is duly incorporated and validly existing under the laws of the State of Maryland, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations under this letter agreement.

6) Neither the Shares nor this letter agreement are subject to any claim, counterclaim, setoff, defense, action, demand, litigation (including administrative proceedings or derivative actions), encumbrance, right (including expungement, avoidance, reduction, contractual or equitable subordination, or otherwise) or defect. The Company has no current intention to initiate any bankruptcy or insolvency proceedings. The Company (i) has not issued the Shares or entered into this letter agreement with the actual intent to hinder, delay, or defraud any creditor and (ii) received reasonably equivalent value in exchange for its obligations under this letter agreement.

7) Neither the Company nor any of its affiliates nor any person acting on its or their behalf, has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of any of the Shares under the Securities Act.

8) The Shares are not of an open-end investment company, unit investment trust or face-amount certificate company that is, or is required to be, registered under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

9) The Company is not, and immediately following consummation of the transactions contemplated hereby, will not be, an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act.

10) This letter agreement and the Registration Rights Agreement dated the date hereof by and among the Company, EJF and Kodiak (the “Registration Rights Agreement”), and the consummation of the transactions contemplated herein and therein have been duly authorized by the Company and, on the date hereof, will have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Kodiak (and by EJF, in the case of the Registration Rights Agreement), will be legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

11) Neither the issuance of the Shares nor the execution and delivery of and compliance with this letter agreement by the Company, nor the consummation of the transactions contemplated herein, (i) will conflict with or constitute a violation or breach of (x) the charter or bylaws or similar organizational documents of the Company or any Significant Subsidiary (as defined in the Exchange Agreement) of the Company or (y) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental authority, agency or instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or their respective properties or assets (collectively, the “Governmental Entities”), (ii) will conflict with or constitute a violation or breach of, or a default or Repayment Event (as defined below) under, or result in the creation or imposition of any pledge, security interest, claim, lien or other encumbrance of any kind (each, a “Lien”) upon any property or assets of the Company or any of its Significant Subsidiaries pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which (A) the Company or any of its Significant Subsidiaries is a party or by which it or any of them may be bound, or (B) to which any of the property or assets of any of them is subject, or any judgment, order or decree of any

Governmental Entity or arbitrator having jurisdiction over the Company or any of its subsidiaries or their respective properties or assets (an “Arbitrator”), or (iii) will require the consent, approval, authorization or order of any court or Governmental Entity, except, in the case of clause (i)(y), (ii), or (iii) for such conflicts, breaches, violations, defaults, Repayment Events (as defined below) or Liens which (X) would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by this letter agreement and (Y) would not, singly or in the aggregate, have a material adverse effect on or cause a change in the condition (financial or otherwise), earnings, business, liabilities or assets of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Significant Subsidiaries prior to its scheduled maturity.

12) The Company has all requisite power and authority to own, lease and operate its assets and conduct the business it transacts and proposes to transact, and is duly qualified to transact business and is in good standing in each jurisdiction where the nature of its activities requires such qualification, except where the failure of the Company to have such power and authority or to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect.

13) Each Significant Subsidiary of the Company is listed on Schedule 1 of the Exchange Agreement, which the Company represents is true, complete and correct. Each Significant Subsidiary is a corporation, trust, partnership or limited liability company duly and properly incorporated or organized or formed, as the case may be, validly existing and, with respect to any such corporation, in good standing under the laws of the jurisdiction in which it is chartered or organized or formed, with all requisite power and authority to own, lease and operate its properties and conduct the business it transacts. Each Significant Subsidiary is duly qualified to transact business in each jurisdiction where the nature of its activities requires such qualification, except where the failure to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect. No Significant Subsidiary of the Company (other than a taxable REIT subsidiary, if any,) is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or to which it or its assets is subject, other than as required by applicable law, from paying any dividends to the Company, from making any other distribution on such Significant Subsidiary’s capital stock or other Equity Interests, from repaying to the Company any loans or advances to such Significant Subsidiary from the Company or from transferring any of such Significant Subsidiary’s wholly owned properties or assets to the Company or any other subsidiary of the Company except as disclosed to Kodiak in writing or in the Company’s public filings.

14) The Company and each of the Company’s subsidiaries hold all necessary approvals, authorizations, orders, licenses, consents, registrations, qualifications, certificates and permits (collectively, the “Governmental Licenses”) of and from Governmental Entities necessary to conduct their respective businesses as now being conducted, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Government License, except where the failure to be so licensed or approved or the receipt of an unfavorable decision, ruling or finding, would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity or the failure of such Governmental Licenses to be in full force and effect, would not, singly or in the aggregate, have a Material Adverse Effect; and the Company and its subsidiaries are in compliance with all applicable laws, rules, regulations, judgments, orders, decrees and consents, except where the failure to be in compliance would not, singly or in the aggregate, have a Material Adverse Effect.

15) The authorized capital stock of the Company as of the date hereof consists solely of 100,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which 4,987,369 shares of Common Stock and no shares of Preferred Stock are issued and outstanding prior to giving effect to the Exchange and other issuances on the date hereof. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any preemptive rights, and were not issued in violation of the Securities Act or any other applicable laws (including, without limitation, state securities or “blue sky” laws). The authorized, issued and outstanding capital stock of the Company immediately after the date hereof will be as set forth in Schedule 1 hereto. Other than as set forth on Schedule 1 hereto and other than restricted stock units outstanding as of the date hereof, the Company does not have outstanding any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of its capital stock nor does it have outstanding any rights to subscribe for or to purchase, or any warrants, options or other rights for the purchase of, or any agreements providing for the direct or indirect issuance (contingent or otherwise) of any of its capital stock. The outstanding capital stock of the Company is not subject to any voting trust agreement or other agreement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock. The Shares have been duly authorized, and are validly issued, fully paid and non-assessable. All of the issued and outstanding Equity Interests of each of the Company’s Significant Subsidiaries are validly issued, fully paid and non-assessable; all of the issued and outstanding Equity Interests of each subsidiary of the Company that are owned by the Company, directly or through subsidiaries, are free and clear of any Lien or claim. As used herein, “Equity Interests” means with respect to any entity (a) if such a entity is a partnership, the partnership interests (general or limited) in a partnership, (b) if such entity is a limited liability company, the membership interests in a limited liability company (c) if such entity is a corporation, the shares or stock interests (both common stock and preferred stock) in a corporation and (d) if such entity is a trust, the common or preferred securities issued by such trust.

16) Neither the Company nor any of its subsidiaries is (i) in violation of its respective charter or by-laws or similar organizational documents or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company or any such Significant Subsidiary is a party or by which it or any of them may be bound or to which any of the property or assets of any of them is subject, except, in the case of clause (ii), where such violation or default would not, singly or in the aggregate, have a Material Adverse Effect.

17) There is no action, suit or proceeding before or by any Governmental Entity or Arbitrator, now pending or, to the knowledge of the Company after due inquiry, threatened against or affecting the Company or any of its subsidiaries, except for such actions, suits or proceedings as are disclosed in the Company’s 1934 Act Reports (as defined below), or that, if adversely determined, would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by this letter agreement or have a Material Adverse Effect; and, except as disclosed in the Company’s 1934 Act Reports, the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective properties or assets is subject, including ordinary routine litigation incidental to the business, are not expected to result in a Material Adverse Effect.

18) The accountants of the Company who certified the Financial Statements (defined below) are independent public accountants of the Company and its subsidiaries within the meaning of the Securities Act, and the rules and regulations of the Commission thereunder.

19) The audited consolidated financial statements (including the notes thereto) and schedules of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2008 (the “Financial Statements”) filed by the Company with the Commission in its Annual Report on Form 10-K and the Interim Financial Statements (as defined in the Exchange Agreement) are the most recent available audited and unaudited, respectively, consolidated financial statements of the Company and its consolidated subsidiaries, respectively, and fairly present in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to Schedule 3 of the Exchange Agreement, the financial position of the Company and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the dates and for the periods therein specified. Such consolidated financial statements and schedules have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise noted therein).

20) Neither the Company nor any of its subsidiaries has any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes and the Company has not received written notice of any action, suit, proceeding, hearing, charge, complaint, claim or demand against the Company or any of its subsidiaries that could give rise to any such liability, except for (i) liabilities set forth in the Financial Statements or the Interim Financial Statements and (ii) normal fluctuations in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of the Company and all of its subsidiaries since the date of the most recent balance sheet included in such Financial Statements, and (iii) liabilities that would not, singly or in the aggregate, have a Material Adverse Effect.

21) Since the date of the Interim Financial Statements, there has not been (A) any Material Adverse Effect, other than as disclosed to Kodiak or (B) any dividend or distribution of any kind declared, paid or made by the Company on any class of its Equity Interests.

22) The documents and reports of the Company filed with the Commission in accordance with the Exchange Act, from and including the commencement of the fiscal year covered by the Company’s most recent Annual Report on Form 10-K, at the time they were filed by the Company with the Commission (collectively, the “1934 Act Reports”), complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2005; and has filed all such reports on a timely basis or has received a valid extension of such time of filing and has filed any such reports prior to the expiration of any such extension.

23) None of the Company or any of its Significant Subsidiaries has any employees.

24) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained, is necessary or required for the performance by the Company of its obligations under this letter agreement or the Registration Rights Agreement, or the consummation by the Company of the transactions contemplated by this letter agreement and the Registration Rights Agreement.

25) The Company and each of its Significant Subsidiaries has good and valid title to all of its respective real and personal property, in each case free and clear of all Liens and defects, except for Liens for Taxes (as defined below) not yet due or payable and those Liens securing debt in the ordinary course of its business and that would not, singly or in the aggregate, have a Material Adverse Effect; and all of the leases and subleases under which the Company or any of its Significant Subsidiaries holds properties are in full force and effect, except where the failure of such leases and subleases to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its Significant Subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Significant Subsidiary under any such leases or subleases, or affecting or questioning the rights of such entity to the continued possession of the leased or subleased premises under any such lease or sublease, except for such claims that would not, singly or in the aggregate, have a Material Adverse Effect.

26) Commencing with its taxable year ended December 31, 2004, the Company has been, and upon the completion of the transactions contemplated hereby, the Company will continue to be, organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Code for so long as the judgment of the Company’s Board of Directors is that the Company should maintain its status as a REIT, and no actions have been taken (or not taken which are required to be taken) which would cause such qualification to be lost. The Company expects to continue to be organized and to operate in a manner so as to qualify as a REIT in the taxable year ending December 31, 2009 and succeeding taxable years for so long as the judgment of the Company’s Board of Directors is that the Company should maintain its status as a REIT.

27) The Company and each Significant Subsidiary has timely and duly filed (or filed extensions thereof (and which extensions are presently in effect)) all material Tax Returns (as defined below) required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. The Company and each Significant Subsidiary has timely and duly paid in full all material Taxes (as defined below) required to be paid by them (whether or not such amounts are shown as due on any Tax Return). There are no federal, state, or other Tax audits or deficiency assessments proposed in writing or pending with respect to the Company or any Significant Subsidiary, and no such audits or assessments are threatened in writing to the Company. As used herein, the terms “Tax” or “Taxes” mean (i) all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Governmental Entity, and (ii) all liabilities in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to another person or by contract. As used herein, the term “Tax Returns” means all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto filed or required to be filed with any Governmental Entity.

28) (i) The books, records and accounts of the Company and its Significant Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and its subsidiaries. The Company and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance as regards the Company and each of its consolidated subsidiaries regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(ii) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission (including any permitted extension thereof), and that such information is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure. There is and has been no failure on the part of the Company or, to the Company’s knowledge, any of the Company’s directors or officers, in their capacities as such, to comply in any material respect with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, as in effect from time to time.

29) The Company and its Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts in all material respects as are customary in the businesses in which they are engaged (the ownership of commercial real estate related loans and securities) after giving effect to the transactions contemplated hereby. All policies of insurance insuring the Company or any of its Significant Subsidiaries’ respective businesses, assets, employees, officers and directors are in full force and effect. The Company and each of the Significant Subsidiaries are in compliance with the terms of such policies and instruments in all material respects. Neither the Company nor any Significant Subsidiary has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be available and necessary to continue its business at a cost that would not have a Material Adverse Effect, except (i) for such failures to renew or obtain such insurance coverage due to conditions then applicable to the insurance industry or the commercial mortgage REIT industry in general, and (ii) that the Company is currently in renewal discussions with the provider of its directors’ and officers’ insurance policy, which may result in reduced coverage levels for the Company and its directors and officers thereunder or result in significant premium increases relative to historical pricing and coverage levels. Within the past twelve months, neither the Company nor any Significant Subsidiary has been denied any insurance coverage it has sought or for which it has applied, except that one of its current insurers would not provide Clause B or C coverage (though they would still provide Clause A coverage) with respect to the excess layer of Directors & Officers Liability insurance coverage (i.e., providing coverage between $10 million and $20 million) that it has historically provided to the Company.

30) Neither the Company and its Significant Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company and/or its Significant Subsidiaries including, without limitation, any director, officer, manager, agent or employee of the Company or its Significant Subsidiaries has, directly or indirectly, while acting on behalf of the Company and/or its Significant Subsidiaries (i) used any corporate, partnership or company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate, partnership or company funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.

31) The information provided by the Company pursuant to this letter agreement does not, as of the date hereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

32) None of the Company or any of its Significant Subsidiaries owns any real property.

33) The issuance of the Shares (i) does not require the approval of the shareholders of the Company, or (ii) any filing with the Commission other than the filing of a Current Report on Form 8-K within four (4) business days following the Closing Date.

Except as expressly stated in this letter agreement, neither the Company nor Kodiak makes any representations or warranties, express or implied, with respect to the Shares.

Sincerely,

JER INVESTORS TRUST INC.

By:	/s/ J. Michael McGillis
Name:	J. Michael McGillis
Title:	Chief Financial Officer

Acknowledged and Agreed:

KODIAK CDO II, LTD.

By:	Kodiak CDO Management, LLC
Its:	Collateral Manager

By:	Kodiak Funding, LP
Its:	Sole Member

By:	Kodiak Funding Company, Inc.
Its:	General Partner

By:	/s/ Robert M. Hurley
Name:	Robert M. Hurley
Title:	Chief Financial Officer